Exhibit (e)(v)

Second Amended Exhibit A

to the Distribution Agreement dated May 31, 2017

Effective March 4, 2020

Fund Names

Funds advised by JO Hambro Capital Management Limited:

List of Funds

JOHCM International Small Cap Equity Fund

JOHCM International Select Fund

JOHCM Global Equity Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Asia Ex-Japan Equity Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

JOHCM Global Income Builder Fund

JOHCM Credit Income Fund

ADVISERS INVESTMENT TRUST on behalf of the funds advised by JO Hambro Capital Management Limited

/s/ Barbara J. Nelligan
Name: Barbara J. Nelligan
Title: President

FORESIDE FINANCIAL SERVICES, LLC (F/K/A BHIL DISTRIBUTORS, LLC)

/s/ Mark Fairbanks
Name: Mark Fairbanks
Title: Vice President